Exhibit 3

LOCK-UP AGREEMENT

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut
U.S.A.   06053

January 19, 2004

TO:         Each of the persons named on Schedule A

(each such person a “Seller” and, collectively, the “Sellers”)

In consideration of The Stanley Works (“Parent”) and 6181708 Canada Inc. (“Offeror”), an indirect wholly owned subsidiary of Parent, entering into a support agreement (the “Support Agreement”) dated as of the date hereof with Frisco Bay Industries Ltd. (the “Corporation”), and thereby and hereby agreeing to make public offers for all of the Class A Common Stock (the “Class A Shares”) and all of the Common Stock (the “Common Shares” and, together with the Class A Shares, the “Shares”) in the capital of the Corporation (such offers being referred to herein as the “Class A Offer” and the “Common Share Offer”, respectively, and collectively as the “Offers”), and the Sellers entering into this Agreement, the Offeror agrees with the Sellers to make the Offers on the terms and subject to the conditions contained in the Support Agreement and the Sellers agree to enter into this Agreement to support the Offers and to deposit or cause  to be deposited all Shares now or hereafter owned or controlled by them, including the Class A Shares listed on Schedule A and the Common Shares to be issued upon any exercise of the options (the “Options”) or pursuant to any Stock Appreciation Rights (“SARs”) listed on Schedule A, (collectively, the “Subject Shares”) under the Offers on the terms and conditions set out herein.

1.             Agreement to Tender

Subject to the terms and conditions of this Agreement, each Seller hereby agrees, among other things, to accept irrevocably and unconditionally the Offers (the terms of which are set out in the Support Agreement) and to tender validly and cause to be tendered validly and to cause all acts and things to be done (including exercising any options held by such Seller) to tender the Subject Shares owned or controlled by such Seller (including those held by any company controlled by such Seller) under the Offers on the terms and conditions set out herein.  In connection therewith, each Seller agrees that, provided that the Offeror makes the Offers in accordance with the provisions of the Support Agreement (subject to any amendments or waivers agreed to by the Corporation) and is otherwise in compliance therewith, except as would not reasonably be expected to have a material and adverse effect on the ability to complete the Offers, such Seller shall, as soon as practical but in any event within 5 business days of the mailing of the Circular:

(a)           deposit or cause to be deposited with the Depositary under the Class A Offer all of the Class A Shares listed on Schedule A opposite such Seller’s name, together with a duly completed and executed letter of transmittal;

(b)           execute and deliver to the Corporation, prior to the expiry of the Common Share Offer, an agreement in the form specified by Parent under which the Seller shall agree, contingent upon the purchase of the Common Shares by Offeror pursuant to the Common Share Offer, to cause, effective as of immediately prior to the expiry of the Common Share Offer, all Options and SARs held by such Seller to be exercised and deposit or cause to be deposited any Common Shares issuable upon exercise of all Options and SARs held by such Seller to the Common Share Offer.

Each Seller further irrevocably agrees that, notwithstanding any statutory rights, rights pursuant to the terms of the Offers or other rights it may have, it shall not thereafter withdraw or permit to be withdrawn from the Offers any of the Subject Shares, except as may be expressly permitted by this Agreement. Notwithstanding the foregoing, if any Subject Shares are for any reason withdrawn from the Offers or are not purchased pursuant to the Offers, such Subject Shares will remain subject to the terms of this Agreement until this Agreement is terminated.  Sellers acknowledge that Offeror’s obligation to take-up and pay for the Subject Shares under the Offers is subject to all the terms and conditions of the Offers.

2.             Other Covenants of the Sellers

During the period commencing on the date hereof and continuing until the earlier of (i) the time at which both Offers have expired or been terminated (subject to any extensions thereof) and (ii) the withdrawal of the Subject Shares held by such Seller from the Offers as permitted by this Agreement, each Seller shall perform and observe the following covenants and agreements:

(a)           Support.  Each Seller will:

(i)            support the Offers and use its, his or her commercially reasonable efforts to comply with any reasonable request to assist the Parent, the Offeror and the Corporation in connection with their efforts to complete the Offers and the transactions contemplated thereunder;

(ii)           use its, his or her commercially reasonable efforts to: (i) obtain all necessary consents, approvals and authorizations as are required to be obtained by such Seller under any applicable Law with respect to this Agreement, the Offers or the transactions contemplated thereunder; (ii) lift or rescind any injunction or restraining order or other order adversely affecting such Seller’s ability to consummate the transactions contemplated hereby or by the Offers; and (iii) fulfil all conditions and satisfy all provisions of this Agreement and the Offers applicable to such Seller;

(iii)          not take or authorize or permit any investment banker, financial advisor, attorney, accountant or any other representative retained by it, him or her to take any action of any kind primarily directed to preventing, delaying or adversely affecting the success of the Offers or the purchase of any Shares under the Offers or the completion of the Offers; and

(iv)          exercise the voting rights attaching to the Subject Shares and otherwise use its, his or her commercially reasonable efforts to oppose any proposed action by the Corporation, its shareholders, any of its Subsidiaries or any other Person: (A) in respect of any transaction or step described in Section 2(b) below (other than the transactions contemplated hereunder), (B) that might reasonably be regarded as being primarily directed towards preventing or delaying the take-up and payment for the Shares deposited under the Offers or the successful completion of the Offers, or (C) that would reasonably be expected to result in a Material Adverse Effect or would reasonably be expected to make it inadvisable for the Parent or Offeror to proceed with the Offers or the transactions contemplated thereunder.

(b)           Non-Solicitation.  Each Seller shall immediately cease and cause to be terminated any discussions or negotiations (directly or indirectly, through any officer, director, Employee, adviser, representative, investment banker, agent or otherwise) with any person (other than Parent and Offeror) with respect to any liquidation, dissolution, merger, amalgamation, reorganization, recapitalization, take-over bid, sale of all or substantially all of the assets, sale of any equity interest (including any Shares but excluding discussions and negotiations with existing holders of Options or SARs relating to the surrender or exercise of Options or SARs in conformity with the Support Agreement) or similar transactions involving the Corporation or any of its Subsidiaries (any of the foregoing discussions or negotiations or any inquiries or proposals relating thereto being referred to herein as an “Acquisition Proposal”) or potential Acquisition Proposal, and such Seller shall not (directly or indirectly, through any officer, director, Employee, advisor, representative, investment banker, agent or otherwise) make, solicit, initiate or encourage inquiries or submission of an Acquisition Proposal, or furnish to any other person any information with respect to, or enter into any agreement or understanding concerning, or otherwise co-operate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

(c)           Exception for Directors and Officers.  Any Seller who is a director, officer or employee of the Corporation or any of its Subsidiaries shall not be prevented hereunder from doing any act or thing that he or she properly is obligated to do in such capacity, including responding in his capacity as a director to any unsolicited bona fide written Acquisition Proposal by a third party to the Corporation after the date hereof, provided that (i) such Acquisition Proposal was not solicited in violation of the terms of this Agreement or the Support Agreement; (ii) the board of directors of the Corporation has determined, acting in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal in accordance with Section 4.3 of the Support Agreement and that such action is required in order to properly discharge its fiduciary duties; and (iii) the Corporation shall have otherwise complied with the provisions of Articles 4 and 5 of the Support Agreement in all respects.  For greater certainty, this Section 2(c) shall not limit each Seller’s other obligations under this Agreement, including to tender (and, except as permitted by this Agreement, not withdraw) the Subject Shares under the Offers pursuant to the terms and conditions of this Agreement.

(d)           Notification of Other Proposals.  Any Seller who becomes aware of an Acquisition Proposal or any request for non-public information relating to the Corporation or any of its Subsidiaries in connection with such an Acquisition

Proposal or for access to the properties, books or records of the Corporation or any of its Subsidiaries by any person or entity that informs any member of the Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal, shall provide notice thereof to Offeror. Such notice to Offeror shall be provided first orally and then promptly in writing (and, to the extent known to the Seller, shall identify the person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received and such other details as Offeror may request).  In addition, Seller shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal, including such other details of the proposal, inquiry or contact known to the Corporation as Offeror may reasonably request.

(e)           No Transfers, Encumbrances.  Each Seller will not sell, transfer, pledge, encumber, grant an Encumbrance (as defined below) in or over, hypothecate, or otherwise convey or grant an option over any Subject Shares (or any shares in 92324 Canada Ltd., 2798107 Canada Inc., or 126909 Canada Inc. (collectively, the “Holdco Shares”)) held or controlled by him, her or it (or any right or interest therein (legal or equitable)) to any person, entity or group or agree to do or permit to be done any of the foregoing.  Each Seller will take all such steps as are required to ensure that at the time at which the Offeror becomes entitled to take up and pay for any Shares pursuant to the Offers, and at the time at which the Offeror so takes up and pays for such Shares, the representations and warranties given by such Seller in Section 3(d), (f), (g) and, to the extent applicable to the Seller, (k) and (l) are true and correct.

(f)            No Granting of Proxies.  Each Seller will not grant or agree to grant or permit to be granted any proxy or other right to the Subject Shares or Holdco Shares held or controlled by him, her or it, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind with respect to the Subject Shares or Holdco Shares held or controlled by him, her or it.

(g)           Confidentiality.  Except as required by applicable laws, rules and regulations of any Governmental Entity or stock exchange (the “Law”), each Seller will not, prior to the public announcement by the Offeror of the terms of the Offers, directly or indirectly, disclose to any person, firm or corporation (other than the Corporation and the financial and legal advisors of the Sellers and the Corporation who shall be bound by this confidentiality provision) the existence of the terms and conditions of this Agreement, or any terms or conditions or other information concerning any possible offer to be made for the Shares.  Parent and Offeror will not, prior to the public announcement by the Offeror of the terms of the Offers, directly or indirectly, disclose to any person, firm or corporation (other than the Corporation, the financial and legal advisors of the Parent and Offeror who shall be bound by this confidentiality provision) the existence of the terms and conditions of this Agreement.

(h)           No Acquisition of Additional Shares.  Each Seller shall not purchase or obtain or enter into any agreement or right to purchase any additional Shares or other securities of the Corporation or its Subsidiaries other than pursuant to the exercise of Options or SARs.  To the extent that any Seller acquires Shares or other securities of the Corporation or its Subsidiaries in contravention of the foregoing obligation, in addition to any other remedies available to the Parent and the Offeror in respect of wilful breach, intentional or gross fault or fraud on the part of the Seller, any such Shares or other securities may, at the option of the Offeror, be deemed to be part of the Subject Shares held by such Seller and be subject to the terms and conditions of this Agreement.

(i)            Indirect Action.  Each Seller agrees that it will not do indirectly anything which it may not do directly in respect of the restrictions set out in this Section 2, including taking any action in respect of any Seller that is a corporation or the shares thereof (or any company holding such shares) that would have an effect prohibited under this Section 2, or taking any action or participating in, facilitating or supporting any action by any Person that would make any representation or warranty of a Seller in this Agreement untrue or misleading or have the effect of preventing or hindering any party from performing its obligations under this Agreement.

(j)            Non-Competition.  The Seller, if Barry Katsof or Ronald Waxman, agrees that in its capacity as a shareholder of the Corporation and independent of any obligations as an employee, it will enter into a non-competition agreement with the Corporation prior to the expiry of the Common Share Offer substantially in the form attached hereto as Schedule B.

(k)           Resignations.  Each Seller who is a director of the Corporation and/or its Subsidiaries shall, if so requested by Offeror in connection with the arrangements established pursuant to Section 1.4 of the Support Agreement), resign as a director of the Corporation and its Subsidiaries.

3.             Representations and Warranties of the Sellers

Each Seller by its, his or her acceptance hereof represents and warrants (in respect of itself, himself or herself only) as follows and acknowledges that Parent and the Offeror are relying upon such representations and warranties in connection with the entering into of this Agreement and the purchase by the Offeror of the Subject Shares:

(a)           if a corporation, such Seller is a validly existing as a corporation under the jurisdiction of its incorporation and has full corporate power and authority to execute and deliver the agreement resulting from its acceptance hereof and to perform its obligations hereunder, and the execution and delivery of this Agreement and the completion of the transactions contemplated hereunder have been authorized by all necessary corporate action (including shareholder approvals); and in the case of all other Sellers, such Seller has all necessary right, capacity and authority to execute and deliver this Agreement and to perform his or her obligations hereunder;

(b)           this Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller enforceable against it,

him or her in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and to general principles of equity;

(c)           none of the execution and delivery by such Seller of this Agreement or the compliance by such Seller with its, his or her obligations hereunder or the completion of the transactions contemplated hereby will result in any violation, breach or default under: (A) if such Seller is a corporation, the articles or by-laws of such Seller or any unanimous shareholders agreement applicable thereto; (B) any agreement or instrument to which such Seller is a party or by which such Seller or any of its, his or her property or assets are bound; (C) any judgement, decree, order or award of any court, governmental authority or arbitrator applicable to such Seller; or (D) any applicable Law;

(d)           such Seller is, and at all times up to and including the time of take-up of the Subject Shares under the Offers will be, the sole, beneficial and absolute owner of the Shares and Options set forth opposite their name on Schedule A, and upon exercise of the Options in accordance with this Agreement, the Shares issued pursuant to such Options, with good, valid and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, hypothecs, encumbrances and demands or rights of others of any nature or kind whatsoever, except for those arising under applicable securities laws (collectively, “Encumbrances”) and such Seller has, and will have at the time of take-up of the Shares under the Offers, the unfettered ability and exclusive right to dispose of the Subject Shares as provided in this Agreement, and upon such Subject Shares being taken up by the Offeror under the Offers, will be acquired by the Offeror with good, valid and marketable title, free and clear of any and all Encumbrances, except any Encumbrance created by the Offeror;

(e)           no Person (other than the Parent and Offeror) has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from such Seller of any of the Subject Shares owned by it, him or her or any interest therein or right thereto;

(f)            such Seller (and any company controlled by such Seller) has not granted or agreed to grant any proxy, power of attorney, agency, mandate or other right to vote in respect of the Subject Shares or any Holdco Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to any of the Subject Shares or any Holdco Shares;

(g)           the only securities of the Corporation beneficially owned, directly or indirectly, by such Seller and its affiliates and associates are those listed on Schedule A hereto beside such Seller’s name, and except for the Options listed on Schedule A hereto beside such Seller’s name, such Seller has no agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by such Seller or transfer to such Seller of additional securities of the Corporation;

(h)           there are no claims, actions, lawsuits, arbitration, mediation or other proceedings, whether civil, criminal, quasi-criminal, regulatory or administrative in nature, pending against or involving such Seller or, to the knowledge of such Seller, threatened against such Seller that would or could reasonably be expected to prevent, impair, delay or restrict the ability of the Seller to perform its obligations hereunder and to consummate the transactions contemplated hereunder;

(i)            such Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(j)            except as set forth in Schedule A, such Seller has no indebtedness, liability or obligation to the Corporation or its Subsidiaries or any claims against the Corporation or its Subsidiaries, and the Corporation and its Subsidiaries are not indebted or otherwise obligated to such Seller other than to fulfil its contractual obligations as an employer in accordance with the terms of the employment contract between the Corporation and such Seller as disclosed to the Parent and any indemnification obligations which may be owing by the Corporation or any of its Subsidiaries pursuant to the by-laws of the Corporation or its Subsidiaries or applicable Law;

(k)           if the Seller is Barry Katsof, 92324 Canada Ltd. or 2798107 Canada Inc.:

(i) Barry Katsof and Alissia Katsof are, and at all times prior to the termination of this Agreement will be, the sole, beneficial and absolute owners of all issued and outstanding shares, in the capital of 2798107 Canada Inc. free and clear of any Encumbrances, which shares collectively represent all of the issued and outstanding securities of 2798107 Canada Inc., and there are no options, warrants or other rights to acquire any shares or other securities of 2798107 Canada Inc. and no securities or obligations convertible into or exchangeable for shares or other securities of 2798107 Canada Inc. have been authorized, or agreed, to be issued or are outstanding; and

(ii) 2798107 Canada Inc. is a corporation duly incorporated and validly existing as a corporation under the laws of its jurisdiction of incorporation and has full power, authority, capacity and right to own the shares in the capital of 92324 Canada Ltd.; and

(iii) Seller has provided to the Offeror or Parent certified copies of resolutions of the directors and unanimous resolutions of shareholders of 2798107 Canada Inc. duly authorizing and approving the entering into of this Agreement with the consummation of the transactions contemplated hereby.

(iv) Barry Katsof, Alissia Katsof and 2798107 Canada Inc. are, and at all times prior to the termination of this Agreement will be, the sole, beneficial and absolute owners of all issued and outstanding shares, in the capital of 92324 Canada Ltd. free and clear of any Encumbrances, which shares collectively represent all of the issued and outstanding securities of 92324 Canada Ltd., and there are no options, warrants or other rights to acquire any shares or other securities of 92324 Canada Ltd. and no securities or obligations convertible into or exchangeable for shares or other securities of 92324 Canada Ltd. have been authorized, or agreed, to be issued or are outstanding; and

(v) 92324 Canada Ltd. is a corporation duly incorporated and validly existing as a corporation under the laws of its jurisdiction of incorporation and has full power, authority, capacity and right to own the Shares; and

(vi) Seller has provided to the Offeror or Parent certified copies of resolutions of the directors and unanimous resolutions of shareholders of 92324 Canada Ltd. duly authorizing and approving the entering into of this Agreement with the consummation of the transactions contemplated hereby.

(l)            if the Seller is Ronald Waxman or 126909 Canada Inc.,

(i) Ronald Waxman and Lynn Waxman are, and at all times prior to the termination of this Agreement will be, the sole, beneficial and absolute owners of all issued and outstanding shares in the capital of 126909 Canada Inc. free and clear of any Encumbrances, which shares collectively represent all of the issued and outstanding securities of 126909 Canada Inc. and there are no options, warrants or other rights to acquire any shares or other securities of 126909 Canada Inc. and no securities or obligations convertible into or exchangeable for shares or other securities of 126909 Canada Inc. have been authorized, or agreed, to be issued or are outstanding.;

(ii) 126909 Canada Inc. is a corporation duly incorporated and validly existing as a corporation under the laws of its jurisdiction of incorporation and has full power, authority, capacity and right to own the Shares; and

(iii) Seller has provided to the Offeror or Parent a certified copy of resolutions of the directors and unanimous resolutions of the shareholders of 126909 Canada Inc. duly authorizing and approving the entering into of this Agreement with the consummation of the transactions contemplated hereby.

4.             Representations and Warranties of Parent and the Offeror

Parent and Offeror jointly and severally represent and warrant as follows and acknowledge that the Sellers are relying upon such representations and warranties in connection with the sale to the Offeror of the Subject Shares:

(a)           Organization and Qualification.  Parent is validly existing as a corporation under the laws of the State of Connecticut.  Offeror is validly existing as a corporation under the federal laws of Canada.  Each of Parent and Offeror has full corporate power and authority to own its assets and conduct its business as currently owned and conducted.

(b)           Corporate Authority; Enforceability; No Breach.  Each of Offeror and Parent has the requisite corporate power and authority to enter into this Agreement and the Support Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Support Agreement by each of Offeror and Parent and the consummation by Offeror and Parent of the transactions contemplated by this Agreement and the Support Agreement have been duly authorized by the board of directors of Parent and by either the board of directors or the sole shareholder of Offeror and no other corporate proceedings on the part of Offeror or Parent are necessary to authorize this Agreement or the Support Agreement and the transactions contemplated hereby and therein, respectively.  Each of this Agreement and the Support Agreement has been duly executed and delivered by each of Offeror and Parent.  This Agreement and the Support Agreement constitute a legal, valid and binding obligation of each of Offeror and Parent, enforceable by the Sellers and the Corporation, respectively, against each of Offeror and Parent in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting creditors rights generally and to general principles of equity.  The execution and delivery by each of Offeror and Parent of this Agreement and the Support Agreement and the performance by it of its obligations hereunder and thereunder will not result in a violation or breach of any provision of:

(i)            its constituting documents or by-laws or those of any of its Subsidiaries,

(ii)           any applicable law, regulation, order, judgment or decree (subject to obtaining the consents referred to paragraph (c) below), or

(iii)          any material contract agreement, license, permit, arrangement or understanding by which it or any of its Subsidiaries is a party or by which any of them or their properties is bound.

(c)           Consents.  Other than in connection with or in compliance with the provisions of Securities Laws and Corporate Laws, no authorization, consent or approval of, or filing with, any Governmental Entity or authority is necessary for the consummation by either of Offeror or the Parent of its obligations under this Agreement except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

(d)           Litigation, Etc.  There is no claim, action, proceeding or investigation pending or, to the knowledge of either Offeror or Parent, threatened against or relating to Offeror or Parent or affecting any of their properties or assets before any Governmental Entity which would, if adversely determined, delay or prevent the consummation of the Offers, and, to the knowledge of Offeror and Parent, there is no existing ground on which such claim, action, suit, proceeding or investigation might be commenced with any reasonable likelihood of success.  No claim, action, proceeding, investigation, judgment, order, writ, injunction or decree against or relating to Offeror or the Parent is outstanding which would delay or prevent the consummation of the Offers.

(e)           Financing Arrangements.  The Parent has adequate funds available to effect payment in full for all of the Shares acquired pursuant to the Offers, including pursuant to the exercise of any rights of dissent under Corporate Laws and pursuant to a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction.

(f)            Ownership of Corporation Stock.  Neither Parent nor Offeror to Parent’s knowledge nor any of their respective affiliates, (i) beneficially owns (as defined in Section 3(c)(3) of the Articles of Amendment of the Corporation dated October 4, 1993), directly or indirectly, or (ii) is an owner or owns, in each case, shares of capital stock of the Corporation, except, in each such case, as may result from the execution or performance of this Agreement or Support Agreement.

(g)           Certain Information.  Subject to the Corporation’s fulfilment of its obligations under the Support Agreement with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Securities Laws and Corporate Laws and will conform in all material respects with the requirements of Securities Laws and Corporate Laws, and the Offer Documents will not, at the time they are filed with the SEC or published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Parent and Offeror with respect to any information supplied or to be supplied by or on behalf of the Corporation or Offeror in writing for inclusion in, or with respect to the Corporation information derived from the Corporation’s public SEC filings which is included or incorporated by reference in, the Offer Documents.  None of the information supplied or to be supplied by or on behalf of the Parent or Offeror in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Recommendation Documents will, at the respective times the Recommendation Documents are filed with the SEC or published, sent or given to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Expiry Time any event with respect to the Parent or Offeror, or with respect to any information supplied by the Parent or Offeror for inclusion in any of the Recommendation Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Recommendation Documents, the Parent or Offeror shall so describe the event to the Corporation.

(h)           Investment Canada Act.  The Offeror is a “WTO Investor” for purposes of the Investment Canada Act.

(i)            Competition Act Pre-Notification.  The aggregate gross book value of the assets in Canada of Parent and its affiliates (within the meaning of Section 2 of the Competition Act (Canada)), and the aggregate gross revenues from sales in, from, or into Canada of Parent and its affiliates, determined in each case as prescribed in Part IX of the Competition Act and the Regulations thereunder, do not exceed C$250 million and C$340 million, respectively.

5.             Survival

The representations and warranties of the parties set out herein shall terminate on the earlier of (i) the latest date on which the Offeror takes up and pays for the Subject Shares under the Offers and (ii) the termination of this Agreement.

6.             Indemnification

Each Seller shall indemnify and save harmless Parent and the Offeror and their respective directors, officers, agents, employees and shareholders (collectively, the “Indemnified Parties”) from and against all claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses (“Claims”) which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with any incorrectness in or breach of any representation or warranty of such Seller contained in this Agreement.  The foregoing obligation of indemnification shall be subject to the limitation contained in Section 5 respecting the survival of the representations and warranties. Offeror shall indemnify and save harmless each Seller (including, if Seller is a corporation, its directors, officers, agents, employees and shareholders) from and against all Claims which may be made or brought against any of them, or which it, he or she, may suffer or incur, directly or indirectly, as a result of or in connection with any incorrectness in or breach of any representation or warranty of Offeror contained in this Agreement.  The foregoing obligations of indemnification shall be subject to the limitations contained in Section 5 respecting the survival of the representations and warranties.

In calculating the amount of any Claims with respect to which the Offeror seeks indemnification hereunder, the amount of such Claims shall be reduced by an amount equal to all amounts payable under insurance policies maintained, or providing coverage, with respect to such Claims.

7.             Termination

This Agreement shall terminate:

(i)            at any time upon the mutual written consent of Offeror and Barry Katsof (on behalf of all of the Sellers); or

(ii)           upon the Transition Date, provided that the Sellers shall not be released from their obligations hereunder unless and until, to the extent payable, the Break-Fee or the amount payable by the Corporation pursuant to Section 6.4 of the Support Agreement (the “Alternative Payment”) has been paid in full to the Offeror.

Notwithstanding anything contained herein, if this Agreement is terminated as provided in this Section 7, this Agreement shall be of no further force or effect and there shall be no liability or further obligation on the part of any party hereto with respect to any other party hereto, except for liabilities and obligations arising from (a) Sections 6, 7, and 8(k) (which sections shall survive the termination of this Agreement) or (b) fraud, wilful breach, or intentional or gross fault (c) any breach by the Parent or Offeror of any representation, warranty or covenant contained in this Agreement (which breaches shall survive the termination of this Agreement) or (d) the ability of any of the Sellers, the Parent or the Offeror to seek specific performance of this Agreement or any provision herein contained and except that, subject to Section 6, any Claims based on title to the Subject Shares may be brought at any time.

Notwithstanding anything contained herein, if the Offeror or the Parent receives the Break Fee or the Alternative Payment, such payment constitutes the sole and exclusive remedy and recourse of the Offeror and the Parent against the Corporation and the Sellers and, for greater certainty, the Sellers shall have no further liabilities or obligations whatsoever hereunder, except in respect of fraud, wilful breach, or intentional or gross fault.

8.             General

(a)           Holding Corporation Obligations.  All covenants, agreements, and representations and warranties of 2798107 Canada Inc. and/or 92324 Canada Ltd. under this Agreement shall be deemed also to have been made or given jointly and severally (solidarily) by Barry Katsof, and all representations and warranties of 126909 Canada Inc. under this Agreement shall be deemed also to have been made or given jointly and severally (solidarily) by Ronald Waxman.  Barry Katsof shall indemnify and save harmless the Parent and the Offeror in the event of the failure of 2798107 Canada Inc. and/or 92324 Canada Ltd., to perform or observe its/their obligations hereunder.  Ronald Waxman shall indemnify and save harmless the Parent and the Offeror in the event of the failure of 126909 Canada Inc. to perform or observe its obligations hereunder.

(b)           Offeror Obligations.  All covenants, agreements, representations and warranties of the Offeror under this Agreement shall be deemed to have been made and given jointly and severally (solidarily) by the Parent.  The Parent shall indemnify and save harmless the Sellers in the event of the failure of the Offeror to perform or observe its obligations hereunder.

(c)           Definitions.

(i)            Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Support Agreement;

(ii)           the terms “associate” and “affiliate” have the respective meanings ascribed to them in the Canada Business Corporations Act;

(iii)          the term “Subject Shares” shall include, for greater certainty, all shares or other securities which the Subject Shares may be converted into, exchanged for or otherwise changed into pursuant to any merger, reorganization, amalgamation or other business combination involving the Corporation prior to the acquisition of the Subject Shares by the Offeror, and shall also include any and all distributions of cash, securities or other property made on such shares on or after the date hereof; and

(iv)          the term “including” shall mean “including without limitation”.

(d)           Notices.  All notices, requests, demands and other communications (“Notices”) hereunder shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or if transmitted by facsimile, to:

(i)            in the case of Offeror and Parent, to the following address:

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut
U.S.A. 06053

Attention:	Corporate Secretary
Fax:	860.827.3911

with a copy to:

Jones Day
77 West Wacker
Chicago, Illinois
U.S.A., 60601-1692

Attention:	Elizabeth Kitslaar
Fax:	312.782.8585

with a copy to:

Osler, Hoskin & Harcourt LLP
1000 de La Gauchetière Street West
Montréal, Québec, H3B 4W5

Attention:	E.A. (Ward) Sellers
Fax:	514.904.8101

(ii)	in the case of the Sellers, to the addresses set forth in Schedule A hereto:

with a copy to:

Lapointe Rosenstein
Suite 1400, 1250 René-Lévesque Blvd. West
Montréal, Québec, H3B 5E9

Attention:	Howard Levine
Fax:	514.925.5041

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section. Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) unless actually received at the point of delivery after 5:00 p.m. (local time) in which case it shall be deemed to have been given and received on the next business day.

(e)           Entire Agreement.  This Agreement and the Support Agreement set forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby.  There are no warranties or representations (whether legal, conventional or otherwise), terms, conditions or collateral agreements, expressed, implied or statutory between the Sellers, on the one hand, and the Offeror and the Parent on the other hand, other than as expressly set forth in this Agreement and the Support Agreement.

(f)            Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

(g)           Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and interpreted in accordance with the Laws of the Province of Quebec (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdictions) and the Laws of Canada applicable herein.

(h)           Assignment.  The Offeror may assign all or any part of its rights under this Agreement to any other person provided that the Offeror shall continue to be liable to the Sellers for any default in performance by the assignee.  This Agreement shall not otherwise be assignable by any party hereto.

(i)            Time of the Essence.  Time shall be of the essence of this Agreement and the mere lapse of time shall have the effect anticipated herein and by law.

(j)            Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. This Agreement shall become binding upon each Seller and enforceable by Parent and Offeror against such Seller upon the acceptance and execution of this Agreement by such Seller, even if such Agreement has not been executed by one or more other Sellers.  Once so accepted and executed by such Seller and by Parent and Offeror, this Agreement shall become binding upon Parent and Offeror and enforceable by such Seller against Parent and Offeror.

(k)           Fees and Costs.  Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

(l)            Language. The Parties confirm that it is their wish that this agreement as well as any other documents relating thereto, including without limitation notices, schedules and authorizations, have been and shall be drawn up in the English language only.  Les signataires confirment leur volonté que la présente convention de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to Parent the enclosed duplicate original of this letter Agreement by facsimile.

THE STANLEY WORKS

By:	/s/ D. BRETT BONTRAGER
Name: D. Brett Bontrager
Title: Director of Business Development

6181708 CANADA INC.

By:	/s/ CRAIG A. DOUGLAS
Name: Craig A. Douglas
Title: Vice President and Treasurer

92324 CANADA LTD.

By:	/s/ BARRY KATSOF
Name: Barry Katsof
Title: President

2798107 CANADA INC.

By:	/s/ BARRY KATSOF
Name: Barry Katsof
Title: President

/s/ BARRY KATSOF
Barry Katsof

126909 CANADA INC.

By:	/s/ RONALD WAXMAN
Name: Ronald Waxman
Title: President

/s/ RONALD WAXMAN
Ronald Waxman

/s/ BRAHM GELFAND
Brahm Gelfand

/s/ ROBERT GAGNON
Robert Gagnon

/s/ ERNIE HARTY
Ernie Harty

/s/ DOMINIQUE MIMEAULT
Dominique Mimeault

SCHEDULE A

SELLER (INCLUDE NAME AND ADDRESS)	NUMBER OF COMMON SHARES	NUMBER OF CLASS A SHARES	NUMBER OF OPTIONS FOR COMMON SHARES	OTHER TRANSACTIONS (Section 3(j) of the Agreement)
92324 Canada Ltd. 160 Graveline, St. Laurent (Montréal) Québec, H4T 1R7	Nil	546,793	Nil	Cash Advance from the Corporation: (CDN$29,388.63)
2798107 Canada Inc. 160 Graveline, St. Laurent (Montréal) Québec, H4T 1R7	Nil	Nil	Nil	Nil
Barry Katsof 1321 Sherbrooke St. West, Montréal, Québec, H3G 1J4	Nil	Nil	25,000	Nil
126909 Canada Inc. 160 Gravelin, St. Laurent (Montréal) Québec, H4T 1R7	Nil	252,707	Nil	Cash Advance from the Corporation: (CDN$43,631.73)
Ronald Waxman 3074 Jean Girard Montreal, Québec, H3Y 3L2	Nil	Nil	25,000	Nil
Brahm Gelfand 3 Grove Park, Westmount (Montréal) Québec H3Y 3E6	Nil	Nil	32,500	Nil
Robert Gagnon 6250 Sabourin Laval, Québec, H7H 2S7	Nil	Nil	6,000	Stay Put Bonus: US$91,656.77
Dominique Mimeault 373 Claude, Ile Bizard Québec, H9C 2S8	2,000	Nil	Nil	Nil
Ernie Harty 11 Scotia Landing N.W. Calgary, Alberta, T3L 2K2	Nil	67	Nil	Nil

SCHEDULE B

NON-COMPETITION AGREEMENT

[See Schedule F to Support Agreement]